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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Spatial Technology Inc.:

We consent to incorporation by reference in the registration statements (No. 333-72757) on Form S-3 and (No. 333-85939) on Form S-8, of Spatial Technology Inc. of our report dated January 27, 2000, relating to the consolidated balance sheets of Spatial Technology Inc. and subsidiaries as of December 31, 1998, and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-KSB of Spatial Technology Inc.

                             KPMG LLP


Boulder, Colorado
March 27, 2000